UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         SCHEDULE 13D (AMENDMENT NO. 2)
                                  Rule 13d-101
    Information to be Included in Statements Filed pursuant to Rule 13d-1(a) and Amendments Thereto Filed Pursuant to Rule 13d-2(a)

                                ECI TELECOM LTD.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                ORDINARY SHARES, NOMINAL VALUE NIS 0.12 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    268258100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  ITZHAK AVIDOR
                                CARMEL V.C. LTD.
                               16 ABBA EBAN AVENUE
                              HERZLIA 46725, ISRAEL
--------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                 APRIL 14, 2005
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [_]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the Schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13D/A
---------------------                                       --------------------
CUSIP NO. 268258100
---------------------                                       --------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Shlomo Dovrat
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (A)  [_]
     (B)  [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
     N/A
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2 (D) OR 2 (E)          [_]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                        7    SOLE VOTING POWER
                             (1)
 NUMBER OF              --------------------------------------------------------
   SHARES               8    SHARED VOTING POWER
BENEFICIALLY                 (1)
  OWNED BY              --------------------------------------------------------
    EACH                9    SOLE DISPOSITIVE POWER
 REPORTING                   (1)
PERSON WITH             --------------------------------------------------------
                        10   SHARED DISPOSITIVE POWER
                             (1)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     (1)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES *        [X]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     (1)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
     IN
--------------------------------------------------------------------------------

(1)  See Item 5 of this Amendment No. 2 to Schedule 13D.

                                 SCHEDULE 13D/A
---------------------                                       --------------------
CUSIP NO. 268258100
---------------------                                       --------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Harel Beit-On
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (A)  [_]
     (B)  [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
     N/A
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2 (D) OR 2 (E)          [_]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                        7    SOLE VOTING POWER
                             (1)
 NUMBER OF              --------------------------------------------------------
   SHARES               8    SHARED VOTING POWER
BENEFICIALLY                 (1)
  OWNED BY              --------------------------------------------------------
    EACH                9    SOLE DISPOSITIVE POWER
 REPORTING                   (1)
PERSON WITH             --------------------------------------------------------
                        10   SHARED DISPOSITIVE POWER
                             (1)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     (1)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES *        [X]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     (1)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
     IN
--------------------------------------------------------------------------------

(1)  See Item 5 of this Amendment No. 2 to Schedule 13D.

                                 SCHEDULE 13D/A
---------------------                                       --------------------
CUSIP NO. 268258100
---------------------                                       --------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Avi Zeevi
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (A)  [_]
     (B)  [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
     N/A
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2 (D) OR 2 (E)          [_]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                        7    SOLE VOTING POWER
                             (1)
 NUMBER OF              --------------------------------------------------------
   SHARES               8    SHARED VOTING POWER
BENEFICIALLY                 (1)
  OWNED BY              --------------------------------------------------------
    EACH                9    SOLE DISPOSITIVE POWER
 REPORTING                   (1)
PERSON WITH             --------------------------------------------------------
                        10   SHARED DISPOSITIVE POWER
                             (1)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     (1)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES *        [X]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     (1)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
     IN
--------------------------------------------------------------------------------

(1)  See Item 5 of this Amendment No. 2 to Schedule 13D.

                                 SCHEDULE 13D/A
---------------------                                       --------------------
CUSIP NO. 268258100
---------------------                                       --------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Aharon Dovrat
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (A)  [_]
     (B)  [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
     N/A
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2 (D) OR 2 (E)          [_]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                        7    SOLE VOTING POWER
                             (1)
 NUMBER OF              --------------------------------------------------------
   SHARES               8    SHARED VOTING POWER
BENEFICIALLY                 (1)
  OWNED BY              --------------------------------------------------------
    EACH                9    SOLE DISPOSITIVE POWER
 REPORTING                   (1)
PERSON WITH             --------------------------------------------------------
                        10   SHARED DISPOSITIVE POWER
                             (1)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     (1)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES *        [X]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     (1)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
     IN
--------------------------------------------------------------------------------

(1)  See Item 5 of this Amendment No. 2 to Schedule 13D.

                                 SCHEDULE 13D/A
---------------------                                       --------------------
CUSIP NO. 268258100
---------------------                                       --------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     D.G.K. Partnership (no U.S. I.D. number)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (A)  [_]
     (B)  [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
     N/A
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2 (D) OR 2 (E)          [_]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                        7    SOLE VOTING POWER
                             (1)
 NUMBER OF              --------------------------------------------------------
   SHARES               8    SHARED VOTING POWER
BENEFICIALLY                 (1)
  OWNED BY              --------------------------------------------------------
    EACH                9    SOLE DISPOSITIVE POWER
 REPORTING                   (1)
PERSON WITH             --------------------------------------------------------
                        10   SHARED DISPOSITIVE POWER
                             (1)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     (1)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES *        [X]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     (1)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
     PN
--------------------------------------------------------------------------------

(1)  See Item 5 of this Amendment No. 2 to Schedule 13D.

                                 SCHEDULE 13D/A
---------------------                                       --------------------
CUSIP NO. 268258100
---------------------                                       --------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     D Associates GP (Israel) Ltd. (no U.S. I.D. number)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (A)  [_]
     (B)  [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
     N/A
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2 (D) OR 2 (E)          [_]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                        7    SOLE VOTING POWER
                             (1)
 NUMBER OF              --------------------------------------------------------
   SHARES               8    SHARED VOTING POWER
BENEFICIALLY                 (1)
  OWNED BY              --------------------------------------------------------
    EACH                9    SOLE DISPOSITIVE POWER
 REPORTING                   (1)
PERSON WITH             --------------------------------------------------------
                        10   SHARED DISPOSITIVE POWER
                             (1)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     (1)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES *        [X]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     (1)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
     CO
--------------------------------------------------------------------------------

(1)  See Item 5 of this Amendment No. 2 to Schedule 13D.

                                 SCHEDULE 13D/A
---------------------                                       --------------------
CUSIP NO. 268258100
---------------------                                       --------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     D Partners (Israel) Limited Partnership (no U.S. I.D. number)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (A)  [_]
     (B)  [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
     N/A
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2 (D) OR 2 (E)          [_]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                        7    SOLE VOTING POWER
                             (1)
 NUMBER OF              --------------------------------------------------------
   SHARES               8    SHARED VOTING POWER
BENEFICIALLY                 (1)
  OWNED BY              --------------------------------------------------------
    EACH                9    SOLE DISPOSITIVE POWER
 REPORTING                   (1)
PERSON WITH             --------------------------------------------------------
                        10   SHARED DISPOSITIVE POWER
                             (1)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     (1)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES *        [X]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     (1)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
     PN
--------------------------------------------------------------------------------

(1)  See Item 5 of this Amendment No. 2 to Schedule 13D.

                                 SCHEDULE 13D/A
---------------------                                       --------------------
CUSIP NO. 268258100
---------------------                                       --------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     D Partners (BVI) L.P. (no U.S. I.D. number)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (A)  [_]
     (B)  [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
     N/A
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2 (D) OR 2 (E)          [_]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     British Virgin Islands
--------------------------------------------------------------------------------
                        7    SOLE VOTING POWER
                             (1)
 NUMBER OF              --------------------------------------------------------
   SHARES               8    SHARED VOTING POWER
BENEFICIALLY                 (1)
  OWNED BY              --------------------------------------------------------
    EACH                9    SOLE DISPOSITIVE POWER
 REPORTING                   (1)
PERSON WITH             --------------------------------------------------------
                        10   SHARED DISPOSITIVE POWER
                             (1)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     (1)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES *        [X]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     (1)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
     PN
--------------------------------------------------------------------------------

(1)  See Item 5 of this Amendment No. 2 to Schedule 13D.

                                 SCHEDULE 13D/A
---------------------                                       --------------------
CUSIP NO. 268258100
---------------------                                       --------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Carmel Software Fund (Israel) L.P. (no U.S. I.D. number)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (A)  [_]
     (B)  [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
     N/A
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2 (D) OR 2 (E)          [_]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                        7    SOLE VOTING POWER
                             (1)
 NUMBER OF              --------------------------------------------------------
   SHARES               8    SHARED VOTING POWER
BENEFICIALLY                 (1)
  OWNED BY              --------------------------------------------------------
    EACH                9    SOLE DISPOSITIVE POWER
 REPORTING                   (1)
PERSON WITH             --------------------------------------------------------
                        10   SHARED DISPOSITIVE POWER
                             (1)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     (1)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES *        [X]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     (1)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
     PN
--------------------------------------------------------------------------------

(1)  See Item 5 of this Amendment No. 2 to Schedule 13D.

                                 SCHEDULE 13D/A
---------------------                                       --------------------
CUSIP NO. 268258100
---------------------                                       --------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Carmel Software Fund (Cayman) L.P. (no U.S. I.D. number)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (A)  [_]
     (B)  [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
     N/A
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2 (D) OR 2 (E)          [_]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Cayman Islands
--------------------------------------------------------------------------------
                        7    SOLE VOTING POWER
                             (1)
 NUMBER OF              --------------------------------------------------------
   SHARES               8    SHARED VOTING POWER
BENEFICIALLY                 (1)
  OWNED BY              --------------------------------------------------------
    EACH                9    SOLE DISPOSITIVE POWER
 REPORTING                   (1)
PERSON WITH             --------------------------------------------------------
                        10   SHARED DISPOSITIVE POWER
                             (1)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     (1)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES *        [X]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     (1)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
     PN
--------------------------------------------------------------------------------

(1)  See Item 5 of this Amendment No. 2 to Schedule 13D.

                                 SCHEDULE 13D/A
---------------------                                       --------------------
CUSIP NO. 268258100
---------------------                                       --------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Carmel Software Fund (Delaware) L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (A)  [_]
     (B)  [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
     N/A
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2 (D) OR 2 (E)          [_]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
--------------------------------------------------------------------------------
                        7    SOLE VOTING POWER
                             (1)
 NUMBER OF              --------------------------------------------------------
   SHARES               8    SHARED VOTING POWER
BENEFICIALLY                 (1)
  OWNED BY              --------------------------------------------------------
    EACH                9    SOLE DISPOSITIVE POWER
 REPORTING                   (1)
PERSON WITH             --------------------------------------------------------
                        10   SHARED DISPOSITIVE POWER
                             (1)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     (1)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES *        [X]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     (1)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
     PN
--------------------------------------------------------------------------------

(1)  See Item 5 of this Amendment No. 2 to Schedule 13D.

                                 SCHEDULE 13D/A
---------------------                                       --------------------
CUSIP NO. 268258100
---------------------                                       --------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Carmel Software Fund GbR (no U.S. I.D. number)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (A)  [_]
     (B)  [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
     N/A
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2 (D) OR 2 (E)          [_]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Germany
--------------------------------------------------------------------------------
                        7    SOLE VOTING POWER
                             (1)
 NUMBER OF              --------------------------------------------------------
   SHARES               8    SHARED VOTING POWER
BENEFICIALLY                 (1)
  OWNED BY              --------------------------------------------------------
    EACH                9    SOLE DISPOSITIVE POWER
 REPORTING                   (1)
PERSON WITH             --------------------------------------------------------
                        10   SHARED DISPOSITIVE POWER
                             (1)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     (1)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES *        [X]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     (1)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
     PN
--------------------------------------------------------------------------------

(1)  See Item 5 of this Amendment No. 2 to Schedule 13D.

                                 SCHEDULE 13D/A
---------------------                                       --------------------
CUSIP NO. 268258100
---------------------                                       --------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Carmel V.C. Ltd. (1) (no U.S. I.D. number)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (A)  [_]
     (B)  [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
     N/A
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2 (D) OR 2 (E)          [_]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                        7    SOLE VOTING POWER
                             (2)
 NUMBER OF              --------------------------------------------------------
   SHARES               8    SHARED VOTING POWER
BENEFICIALLY                 (2)
  OWNED BY              --------------------------------------------------------
    EACH                9    SOLE DISPOSITIVE POWER
 REPORTING                   (2)
PERSON WITH             --------------------------------------------------------
                        10   SHARED DISPOSITIVE POWER
                             (2)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     (2)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES *        [X]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     (2)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
     CO
--------------------------------------------------------------------------------

(1)  Acting on behalf of Siemens Venture Capital Fund GmbH

(2)  See Item 5 of this Amendment No. 2 to Schedule 13D.

                                 SCHEDULE 13D/A
---------------------                                       --------------------
CUSIP NO. 268258100
---------------------                                       --------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Carmel VC (Israel) L.P. (no U.S. I.D. number)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (A)  [_]
     (B)  [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
     N/A
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2 (D) OR 2 (E)          [_]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                        7    SOLE VOTING POWER
                             (1)
 NUMBER OF              --------------------------------------------------------
   SHARES               8    SHARED VOTING POWER
BENEFICIALLY                 (1)
  OWNED BY              --------------------------------------------------------
    EACH                9    SOLE DISPOSITIVE POWER
 REPORTING                   (1)
PERSON WITH             --------------------------------------------------------
                        10   SHARED DISPOSITIVE POWER
                             (1)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     (1)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES *        [X]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     (1)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
     PN
--------------------------------------------------------------------------------

(1)  See Item 5 of this Amendment No. 2 to Schedule 13D.

                                 SCHEDULE 13D/A
---------------------                                       --------------------
CUSIP NO. 268258100
---------------------                                       --------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Carmel Software L.P. (no U.S. I.D. number)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (A)  [_]
     (B)  [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
     N/A
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2 (D) OR 2 (E)          [_]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Cayman Islands
--------------------------------------------------------------------------------
                        7    SOLE VOTING POWER
                             (1)
 NUMBER OF              --------------------------------------------------------
   SHARES               8    SHARED VOTING POWER
BENEFICIALLY                 (1)
  OWNED BY              --------------------------------------------------------
    EACH                9    SOLE DISPOSITIVE POWER
 REPORTING                   (1)
PERSON WITH             --------------------------------------------------------
                        10   SHARED DISPOSITIVE POWER
                             (1)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     (1)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES *        [X]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     (1)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
     PN
--------------------------------------------------------------------------------

(1)  See Item 5 of this Amendment No. 2 to Schedule 13D.

                                 SCHEDULE 13D/A
---------------------                                       --------------------
CUSIP NO. 268258100
---------------------                                       --------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Carmel Software Ltd. (no U.S. I.D. number)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (A)  [_]
     (B)  [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
     N/A
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2 (D) OR 2 (E)          [_]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Cayman Islands
--------------------------------------------------------------------------------
                        7    SOLE VOTING POWER
                             (1)
 NUMBER OF              --------------------------------------------------------
   SHARES               8    SHARED VOTING POWER
BENEFICIALLY                 (1)
  OWNED BY              --------------------------------------------------------
    EACH                9    SOLE DISPOSITIVE POWER
 REPORTING                   (1)
PERSON WITH             --------------------------------------------------------
                        10   SHARED DISPOSITIVE POWER
                             (1)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     (1)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES *        [X]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     (1)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
     CO
--------------------------------------------------------------------------------

(1)  See Item 5 of this Amendment No. 2 to Schedule 13D.

This Amendment No. 2 to Schedule 13D amends certain information set forth in the
Schedule 13D filed by the reporting persons with the Securities and Exchange Commission on April 16, 2002 (the "Initial Schedule 13D") and Amendment No. 1 to the Initial Schedule 13D, filed by the reporting persons with the Securities and Exchange Commission on April 1, 2005 (the "First Amendment" and, together with the Initial Schedule 13D, the "Schedule 13D"). This Amendment No. 2, like the
Schedule 13D, relates to the ordinary shares, nominal value NIS 0.12 per share (the "Ordinary Shares"), of ECI Telecom Ltd., an Israeli corporation (the "Issuer"). The address of the principal executive office of the Issuer is 30 Hasivim Street, Petah Tikva 49130, Israel. Except as set forth in this Amendment No. 2, all information included in the Schedule 13D is incorporated herein by reference.

ITEM 2. IDENTITY AND BACKGROUND

     (a), (b) and (c): The reporting persons.

     On April 14, 2005, D.G.K. Partnership disposed of most of its holdings in Isal Amlat Investments (1993) Ltd. ("Isal Amlat"). At the time of such disposition, Isal Amlat owned directly 2,488,216 Ordinary Shares.

     Mr. Shlomo Dovrat is no longer a director of Tecnomatix Technologies Ltd. ("Tecnomatix")

     Mr. Avi Zeevi is no longer a director of Tecnomatix.

     Mr. Harel Beit-On is no longer the chairman of the board of directors of Tecnomatix.

     Mr. Aharon Dovrat is no longer a director of Tecnomatix and is no longer the Chairman of the board of directors of Isal Amlat.

     Dovrat & Co. Ltd. has been liquidated.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER

     On April 14, 2005, D.G.K. Partnership disposed of most of its Ordinary Shares. Following such disposition, the aggregate number of Ordinary Shares with respect to which the reporting persons of this Amendment No. 2 have voting and/or dispositive power represents less than 5% of the issued and outstanding share capital of the Issuer.

     On July 2, 2007, in connection with the execution by the Issuer of a definitive merger agreement for the acquisition of the Issuer by certain private funds, the reporting persons who own beneficially Ordinary Shares of the Issuer entered into voting undertakings with the buyers under which they have agreed to vote their Ordinary Shares in favor of the transaction. These undertakings will terminate if the board of directors of the Issuer changes its recommendation in favor of the proposed transaction with such buyers.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

Except as described in (i) Item 6 of the First Amendment and (ii) Item 5 above with respect to the voting undertakings of the reporting persons who own beneficially Ordinary Shares of the Issuer, none of the reporting persons has any contracts, arrangements, understandings or relationships (legal or otherwise) with respect to any securities of the Issuer, including but not limited to transfer or voting of any securities of the Issuer, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies.

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS

Exhibit 1 - Joint Filing Agreement by and among the reporting persons.

Exhibit 2 - Undertaking Agreement, dated as of July 1, 2007, between Epsilon 1 Ltd. and Harel Beit-On.

Exhibit 3 - Undertaking Agreement, dated as of July 1, 2007, between Epsilon 1 Ltd. and D. Partners (Israel) Limited Partnership.

Exhibit 4 - Undertaking Agreement, dated as of July 1, 2007, between Epsilon 1 Ltd. and D. Partners (BVI) L.P.

Exhibit 5 - Undertaking Agreement, dated as of July 1, 2007, between Epsilon 1 Ltd. and Carmel V.C. Ltd.

Exhibit 6 - Undertaking Agreement, dated as of July 1, 2007, between Epsilon 1 Ltd. and Carmel Software Fund GbR.

Exhibit 7 - Undertaking Agreement, dated as of July 1, 2007, between Epsilon 1 Ltd. and Carmel V.C. Ltd. (acting for Siemens Venture Capital Fund GmbH).

Exhibit 8 - Undertaking Agreement, dated as of July 1, 2007, between Epsilon 1 Ltd. and Carmel Software Fund (Israel) L.P.

Exhibit 9 - Undertaking Agreement, dated as of July 1, 2007, between Epsilon 1 Ltd. and Carmel Software Fund (Delaware) L.P.

Exhibit 10 - Undertaking Agreement, dated as of July 1, 2007, between Epsilon 1 Ltd. and Carmel Software Fund (Cayman) L.P.

Exhibit 11 - Undertaking agreement, dated as of July 1, 2007, between Epsilon 1 Ltd. and Avi Zeevi.

Exhibit 12 - Undertaking Agreement, dated as of July 1, 2007, between Epsilon 1 Ltd. and Aharon Dovrat.

Exhibit 13 - Undertaking Agreement, dated as of July 1, 2007, between Epsilon 1 Ltd. and Shlomo Dovrat.

                                    SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated: July 16, 2007

                                        Carmel Software Fund (Israel) L.P.
                                        By: Carmel VC (Israel) L.P.
                                        By: Carmel V.C. Ltd.

                                        By: /s/ Avi Zeevi; /s/ Itzhak Avidor
                                        ------------------------------------
                                        Name: Avi Zeevi and Itzhak Avidor
                                        Title: Avi Zeevi (General partner
                                        and founder); Itzhak Avidor (CFO)

                                        Carmel Software Fund (Delaware) L.P.
                                        By: Carmel Software L.P.
                                        By: Carmel Software Ltd.

                                        By: /s/ Avi Zeevi; /s/ Itzhak Avidor
                                        ------------------------------------
                                        Name: Avi Zeevi and Itzhak Avidor
                                        Title: Avi Zeevi (General partner
                                        and founder); Itzhak Avidor (CFO)

                                        Carmel Software Fund (Cayman) L.P.
                                        By: Carmel Software L.P.
                                        By: Carmel Software Ltd.

                                        By: /s/ Avi Zeevi; /s/ Itzhak Avidor
                                        ------------------------------------
                                        Name: Avi Zeevi and Itzhak Avidor
                                        Title: Avi Zeevi (General partner
                                        and founder); Itzhak Avidor (CFO)

                                        Carmel Software Fund GbR
                                        By: Carmel Software L.P.
                                        By: Carmel Software Ltd.

                                        By: /s/ Avi Zeevi; /s/ Itzhak Avidor
                                        ------------------------------------
                                        Name: Avi Zeevi and Itzhak Avidor
                                        Title: Avi Zeevi (General partner
                                        and founder); Itzhak Avidor (CFO)

                                        Carmel V.C. Ltd. (acting for Siemens
                                        Venture Capital Fund GmbH)

                                        By: /s/ Avi Zeevi; /s/ Itzhak Avidor
                                        ------------------------------------
                                        Name: Avi Zeevi and Itzhak Avidor
                                        Title: Avi Zeevi (General partner
                                        and founder); Itzhak Avidor (CFO)

                                        D Partners (Israel) Limited Partnership
                                        By: D Associates GP (Israel) Ltd.

                                        By: /s/ Aharon Dovrat; /s/ Ran Cohen
                                        ------------------------------------
                                        Name: Aharon Dovrat and Ran Cohen
                                        Title: Aharon Dovrat (Director);
                                        Ran Cohen (Authorized person)

                                        D Partners (BVI) L.P.
                                        By: D Associates GP (Israel) Ltd.

                                        By: /s/ Aharon Dovrat; /s/ Ran Cohen
                                        ------------------------------------
                                        Name: Aharon Dovrat and Ran Cohen
                                        Title: Aharon Dovrat (Director);
                                        Ran Cohen (Authorized person)

                                        /s/ Shlomo Dovrat
                                        -----------------
                                        Shlomo Dovrat

                                        /s/ Harel Beit-On
                                        -----------------
                                        Harel Beit-On

                                        /s/ Avi Zeevi
                                        -------------
                                        Avi Zeevi

                                        Carmel VC (Israel) L.P.
                                        By: Carmel V.C. Ltd.

                                        By: /s/ Avi Zeevi; /s/ Itzhak Avidor
                                        ------------------------------------
                                        Name: Avi Zeevi and Itzhak Avidor
                                        Title: Avi Zeevi (General partner
                                        and founder); Itzhak Avidor (CFO)

                                        Carmel Software L.P.
                                        By: Carmel Software Ltd.

                                        By: /s/ Avi Zeevi; /s/ Itzhak Avidor
                                        ------------------------------------
                                        Name: Avi Zeevi and Itzhak Avidor
                                        Title: Avi Zeevi (General partner
                                        and founder); Itzhak Avidor (CFO)

                                        Carmel Software Ltd.

                                        By: /s/ Avi Zeevi; /s/ Itzhak Avidor
                                        ------------------------------------
                                        Name: Avi Zeevi and Itzhak Avidor
                                        Title: Avi Zeevi (General partner
                                        and founder); Itzhak Avidor (CFO)

                                        /s/ Aharon Dovrat
                                        -----------------
                                        Aharon Dovrat

                                        D Associates GP (Israel) Ltd.

                                        By: /s/ Aharon Dovrat; /s/ Ran Cohen
                                        ------------------------------------
                                        Name: Aharon Dovrat and Ran Cohen
                                        Title: Aharon Dovrat (Director);
                                        Ran Cohen (Authorized person)

                                        D.G.K. Partnership

                                        By: /s/ Aharon Dovrat
                                        ---------------------
                                        Name: Aharon Dovrat
                                        Title: Authorized Person